Exhibit 99.1
VERITEX HOLDINGS, INC. REPORTS FIRST QUARTER OPERATING RESULTS

Dallas, TX — April 26, 2022 —Veritex Holdings, Inc. (“Veritex”, the “Company”, “we” or “our”) (Nasdaq: VBTX), the holding company for Veritex Community Bank, today announced the results for the quarter ended March 31, 2022.
“The first quarter of 2022 was another outstanding financial and growth quarter for our Company,” said President and CEO, C. Malcolm C. Holland, III. “We reported operating diluted EPS of $0.66 and delivered outstanding growth this quarter reflected by overall annualized loan growth of 21% and annualized deposit growth of 29%. We continue our focus on growth, investing in experienced and proven talent and maximizing shareholder returns.”

	Quarter to Date
Financial Highlights	Q1 2022	Q4 2021	Q1 2021
	(Dollars in thousands, except per share data) (unaudited)
GAAP
Net income	$33,470	$41,506	$31,787
Diluted EPS	0.65	0.82	0.64
Book value per common share	26.86	26.64	24.96
Return on average assets[2]	1.36%	1.68%	1.44%
Efficiency ratio	52.84	48.53	49.62
Return on average equity[2]	10.00	12.65	10.53
Non-GAAP[1]
Operating earnings	$34,014	$42,410	$32,213
Diluted operating EPS	0.66	0.84	0.64
Tangible book value per common share	18.51	17.49	16.34
Pre-tax, pre-provision operating earnings	42,265	48,640	40,210
Pre-tax, pre-provision operating return on average assets[2]	1.71%	1.97%	1.82%
Operating return on average assets[2]	1.38	1.72	1.46
Operating efficiency ratio	52.05	47.64	49.62
Return on average tangible common equity[2]	15.84	20.06	17.17
Operating return on average tangible common equity[2]	16.08	20.48	17.39
1 Refer to the section titled “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of these non-generally accepted accounting principles (“”GAAP”) financial measures to their most directly comparable GAAP measures.
2 Annualized ratio.

Other First Quarter Highlights

•Total loans held for investment (“LHI”), excluding mortgage warehouse (“MW”) and paycheck protection program (“PPP”) loans, grew $359.4 million, or 21.2% annualized, during the three months ended March 31, 2022 from $6.8 billion at the end of the fourth quarter of 2021;
•Total deposits grew $526.0 million, or 28.6% annualized, with the average cost of total deposits decreasing to 0.17% for the three months ended March 31, 2022 from 0.18% and 0.31% from the three months ended December 31, 2021 and March 31, 2021, respectively;
•Non-performing assets (“NPAs”) to total assets decreased to 0.46%, or 5 bps from December 31, 2021 and 46 bps from March 31, 2021, respectively;
•Completed common stock offering with net proceeds, after deducting underwriting discounts and offering expenses, of approximately $153.8 million;
•Announced proposed transaction to acquire interLINK, a technology-enabled deposit gathering and processing platform, to (i) enhance liquidity with flexible and scalable access to approximately $5.7 billion in highly diversified, scalable core deposits and (ii) provide low-cost, stable core deposits to fund sustainable long-term growth. The acquisition is expected to close in the third quarter of 2022, subject to satisfaction of customary closing conditions, including receipt of regulatory approvals from the FDIC and the Texas Department of Banking; and
•Declared quarterly cash dividend of $0.20 per share of outstanding common stock payable on May 27, 2022.

Results of Operations for the Three Months Ended March 31, 2022
Net Interest Income
For the three months ended March 31, 2022, net interest income before provision for credit losses was $73.0 million and net interest margin was 3.22% compared to $76.7 million and 3.37%, respectively, for the three months ended December 31, 2021. The $3.7 million decrease in net interest income before provision for credit losses was primarily due to a $2.7 million decrease in interest income on loans driven by a decrease in average balances during the three months ended March 31, 2022 and recovery income recognized on fully paid off nonaccrual loans during the three months ended December 31, 2021, with no corresponding recovery income during the three months ended March 31, 2022. Further, this decrease was due to the recognition of $2.1 million of prepayment penalty income on debt securities during the three months ended December 31, 2021, with no corresponding prepayment penalty income recognized during the three months ended March 31, 2022. The decrease in net interest income was slightly offset by a $359 thousand decrease in interest expense on subordinated debentures and subordinated notes and a $281 thousand decrease in interest expense on certificates and other time deposits during the three months ended March 31, 2022. Net interest margin decreased 15 basis points compared to the three months ended December 31, 2021, primarily due to the increase in yields earned on debt securities as a result of the recognition of $2.1 million of prepayment penalty income during three months ended December 31, 2021 with no corresponding prepayment penalty income during the three months ended March 31, 2022. There was no change in the average cost of interest-bearing deposits for the linked quarters.
Compared to the three months ended March 31, 2021, net interest income before provision for credit losses for the three months ended March 31, 2022 increased by $7.4 million, or 11.3%. The increase was primarily due to a $4.0 million increase in interest income on loans driven by an increase in average balances and a $1.7 million decrease in interest expenses on certificates and other time deposits. As a result, the average cost of interest-bearing deposits decreased 19 basis points to 0.26% for the three months ended March 31, 2022 from 0.45% for the three months ended March 31, 2021.

Noninterest Income
Noninterest income for the three months ended March 31, 2022 was $15.1 million, a decrease of $1.1 million, or 6.5%, compared to the three months ended December 31, 2021. The decrease was primarily due to a decrease of $1.4 million in insurance income from BOLI and a decrease of $870 thousand in equity method investment income, offset by a $1.5 million increase in government guaranteed loan income, net.
Compared to the three months ended March 31, 2021, noninterest income for the three months ended March 31, 2022 increased by $925 thousand, or 6.5%. The increase was primarily due to an increase of $1.5 million in loan fees and an increase of $1.1 million in service charges and fees on deposit accounts, offset by a decrease of $1.7 million in government guaranteed loan income, net.

Noninterest Expense
Noninterest expense was $46.6 million for the three months ended March 31, 2022, compared to $45.1 million for the three months ended December 31, 2021, an increase of $1.5 million, or 3.3%. This increase was primarily due to a $2.1 million increase in salaries and employee benefits primarily driven by (i) a $1.2 million increase in FICA taxes, (ii) a $960 thousand increase in stock-based compensation resulting from the vesting of February 1, 2019 performance restricted stock unit awards which vested at 150% due the Company performing at the top quartile of total shareholder return (as defined by the equity awards) and (iii) a $531 thousand increase in salaries as a result of our continued investment in talent which was slightly offset by a $333 thousand decrease in stock-based compensation associate with non-qualified stock options.
Compared to the three months ended March 31, 2021, noninterest expense for the three months ended March 31, 2022 increased by $7.0 million, or 17.6%. The increase was primarily driven by a $4.6 million increase in salaries and employee benefits as a result of a (i) $2.7 million increase in salaries resulting from continued investment in talent, (ii) a $960 thousand increase in stock-based compensation resulting from the vesting of February 1, 2019 performance restricted stock unit awards which vested at 150% due the Company performing at the top quartile of total shareholder return (as defined by the equity awards) and (iii) a $829 thousand increase in FICA taxes. The increase was also due to a $700 thousand increase in merger and acquisition expenses recognized during the three months ended March 31, 2022.

Financial Condition
Total LHI, excluding MW and PPP loans, were $7.1 billion at March 31, 2022, an increase of $359.4 million, or 21.2% annualized, compared to December 31, 2021. The increase was the result of the continued execution and success of our loan growth strategy.
Total deposits were $7.9 billion at March 31, 2022, an increase of $526.0 million, or 28.6% annualized, compared to December 31, 2021. The increase was primarily the result of increases of $412.0 million in interest-bearing transaction and savings deposits and an increase of $255.2 million in noninterest-bearing demand deposits, offset by a decrease of $141.2 million in certificates and other time deposits.

Asset Quality
Nonperforming assets totaled $48.0 million, or 0.46% of total assets at March 31, 2022, compared to $50.1 million, or 0.51% of total assets, at December 31, 2021. The Company had net charge-offs of $4.8 million for the quarter, which were fully reserved against in prior quarters under our allowance for credit loss (“ACL”) model.
The Company recorded a benefit for credit losses of $500 thousand and $3.3 million for the three months ended March 31, 2022 and December 31, 2021, respectively, compared to no provision for credit losses for the three months ended March 31, 2021. The recorded benefit for credit losses for the three months ended March 31, 2022, compared to the three months ended December 31, 2021, was primarily attributable to a decrease in specific reserves on certain nonaccrual loans slightly offset by an increase in general reserves as a result of continued loan growth. For the three months ended March 31, 2022, we also recorded a $493 thousand provision for unfunded commitments, which was attributable to higher unfunded balances. ACL as a percentage of LHI, excluding MW and PPP loans, was 1.02%, 1.15% and 1.76% at March 31, 2022, December 31, 2021 and March 31, 2021, respectively.

Dividend Information

On April 26, 2022, Veritex’s Board of Directors declared a quarterly cash dividend of $0.20 per share on its outstanding shares of common stock. The dividend will be paid on or after May 27, 2022 to stockholders of record as of the close of business on May 13, 2022.

Non-GAAP Financial Measures
Veritex’s management uses certain non-GAAP (U.S. generally accepted accounting principles) financial measures to evaluate its operating performance and provide information that is important to investors. However, non-GAAP financial measures are supplemental and should be viewed in addition to, and not as an alternative for, Veritex’s reported results prepared in accordance with GAAP. Specifically, Veritex reviews and reports tangible book value per common share, operating earnings, tangible common equity to tangible assets, return on average tangible common equity, pre-tax, pre-provision operating earnings, pre-tax, pre-provision operating return on average assets, diluted operating earnings per share, operating return on average assets, operating return on average tangible common equity and operating efficiency ratio. Veritex has included in this earnings release information related to these non-GAAP financial measures for the applicable periods presented. Please refer to “Reconciliation of Non-GAAP Financial Measures” after the financial highlights at the end of this earnings release for a reconciliation of these non-GAAP financial measures.
Conference Call
The Company will host an investor conference call to review the results on Wednesday, April 27, 2022 at 8:30 a.m. Central Time. Participants may pre-register for the call by visiting https://edge.media-server.com/mmc/p/chbsqqsh and will receive a unique PIN, which can be used when dialing in for the call. This will allow attendees to access the call immediately. Alternatively, participants may call toll-free at (877) 703-9880.

The call and corresponding presentation slides will be webcast live on the home page of the Company's website, https://ir.veritexbank.com/. An audio replay will be available one hour after the conclusion of the call at (855) 859-2056, Conference
#9446379 . This replay, as well as the webcast, will be available until May 4, 2022.

About Veritex Holdings, Inc.
Headquartered in Dallas, Texas, Veritex is a bank holding company that conducts banking activities through its wholly owned subsidiary, Veritex Community Bank, with locations throughout the Dallas-Fort Worth metroplex and in the Houston metropolitan area. Veritex Community Bank is a Texas state chartered bank regulated by the Texas Department of Banking and the Board of Governors of the Federal Reserve System. For more information, visit www.veritexbank.com.

Media and Investor Relations:
investorrelations@veritexbank.com
Forward-Looking Statements
This earnings release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on various facts and derived utilizing assumptions, current expectations, estimates and projections and are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements include, without limitation, statements relating to the expected payment date of Veritex’s quarterly cash dividend, the impact of certain changes in Veritex’s accounting policies, standards and interpretations, the effects of the COVID-19 pandemic and actions taken in response thereto, Veritex’s future financial performance, business and growth strategy, projected plans and objectives, as well as other projections based on macroeconomic and industry trends, which are inherently unreliable due to the multiple factors that impact broader economic and industry trends, and any such variations may be material. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing words. We refer you to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Veritex’s Annual Report on Form 10-K for the year ended December 31, 2021 and any updates to those risk factors set forth in Veritex’s Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the Securities and Exchange Commission (“SEC”), which are available on the SEC’s website at www.sec.gov. If one or more events related to these or other risks or uncertainties materialize, or if Veritex’s underlying assumptions prove to be incorrect, actual results may differ materially from what Veritex anticipates. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made. Veritex does not undertake any obligation, and specifically declines any obligation, to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by law. All forward-looking statements, expressed or implied, included in this earnings release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Veritex or persons acting on Veritex’s behalf may issue.

VERITEX HOLDINGS, INC. AND SUBSIDIARIES
Financial Highlights
(Unaudited)

	For the Quarter Ended
	Mar 31, 2022	Dec 31, 2021	Sep 30, 2021	Jun 30, 2021	Mar 31, 2021
	(Dollars and shares in thousands)
Per Share Data (Common Stock):
Basic EPS	$0.66	$0.84	$0.75	$0.60	$0.64
Diluted EPS	0.65	0.82	0.73	0.59	0.64
Book value per common share	26.86	26.64	26.09	25.72	24.96
Tangible book value per common share[1]	18.51	17.49	17.53	17.16	16.34
Dividends paid per common share outstanding[2]	0.20	0.20	0.20	0.20	0.17

Common Stock Data:
Shares outstanding at period end	53,907	49,372	49,229	49,498	49,433
Weighted average basic shares outstanding for the period	50,695	49,329	49,423	49,476	49,394
Weighted average diluted shares outstanding for the period	51,571	50,441	50,306	50,331	49,998

Summary of Credit Ratios:
ACL to total LHI, excluding MW and PPP loans	1.02%	1.15%	1.42%	1.59%	1.76%
NPAs to total assets	0.46	0.51	0.77	0.85	0.92
Net charge-offs to average loans outstanding	0.07	0.19	0.09	0.09	—

Summary Performance Ratios:
Return on average assets[3]	1.36	1.68	1.56	1.27	1.44
Return on average equity[3]	10.00	12.65	11.32	9.42	10.53
Return on average tangible common equity[1,3]	15.84	20.06	17.72	15.18	17.17
Efficiency ratio	52.84	48.53	47.55	52.42	49.62
Net interest margin	3.22	3.37	3.26	3.11	3.22

Selected Performance Metrics - Operating:
Diluted operating EPS[1]	$0.66	$0.84	$0.70	$0.60	$0.64
Pre-tax, pre-provision operating return on average assets[1,2]	1.71%	1.97%	1.85%	1.66%	1.82%
Operating return on average assets[1,3]	1.38	1.72	1.48	1.29	1.46
Operating return on average tangible common equity[1,3]	16.08	20.48	16.92	15.42	17.39
Operating efficiency ratio[1]	52.05	47.64	48.51	51.63	49.62

Veritex Holdings, Inc. Capital Ratios:
Average stockholders' equity to average total assets	13.58%	13.30%	13.75%	13.46%	13.69%
Tangible common equity to tangible assets[1]	9.98	9.28	9.43	9.51	9.17
Tier 1 capital to average assets (leverage)	10.66	9.05	9.54	9.38	9.50
Common equity tier 1 capital	9.84	8.58	8.75	9.03	9.27
Tier 1 capital to risk-weighted assets	10.14	8.89	9.06	9.36	9.61
Total capital to risk-weighted assets	12.73	11.60	12.31	12.86	13.38

1Refer to the section titled “Reconciliation of Non-GAAP Financial Measures” after the financial highlights for a reconciliation of these non-GAAP financial measures to their most directly comparable GAAP measures.
2Dividend amount represents dividend paid per common share subsequent to each respective quarter end.
3Annualized ratio for quarterly metrics.

VERITEX HOLDINGS, INC. AND SUBSIDIARIES
Financial Highlights
(In thousands)

	Mar 31, 2022	Dec 31, 2021	Sep 30, 2021	Jun 30, 2021	Mar 31, 2021
	(unaudited)		(unaudited)	(unaudited)	(unaudited)
ASSETS
Cash and cash equivalents	$551,573	$379,784	$229,712	$390,027	$468,029
Debt securities	1,244,514	1,052,494	1,103,745	1,125,877	1,077,860
Other investments	188,699	190,591	191,786	87,558	87,226

Loans held for sale	18,721	26,007	18,896	12,065	19,864
LHI, PPP loans, carried at fair value	18,512	53,369	135,842	291,401	407,353
LHI, MW	542,877	565,645	615,045	559,939	599,001
LHI, excluding MW and PPP	7,125,429	6,766,009	6,615,905	6,272,087	5,963,493
Total loans	7,705,539	7,411,030	7,385,688	7,135,492	6,989,711
ACL	(72,485)	(77,754)	(93,771)	(99,543)	(104,936)
Bank-owned life insurance	83,641	83,194	83,781	83,304	83,318
Bank premises, furniture and equipment, net	109,138	109,271	116,063	123,504	114,585
Other real estate owned (“OREO”)	1,062	—	—	2,467	2,337
Intangible assets, net of accumulated amortization	63,986	66,017	54,682	57,143	59,236
Goodwill	404,452	403,771	370,840	370,840	370,840
Other assets	173,561	138,851	129,774	72,856	89,304
Total assets	$10,453,680	$9,757,249	$9,572,300	$9,349,525	$9,237,510
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing deposits	$2,765,895	$2,510,723	$2,302,925	$2,388,068	$2,171,719
Interest-bearing transaction and savings deposits	3,688,292	3,276,312	3,228,306	3,112,974	3,189,693
Certificates and other time deposits	1,435,409	1,576,580	1,647,521	1,477,860	1,543,158
Total deposits	7,889,596	7,363,615	7,178,752	6,978,902	6,904,570
Accounts payable and other liabilities	105,552	69,160	66,571	55,499	55,902
Advances from Federal Home Loan Bank (“FHLB”)	777,522	777,562	777,601	777,640	777,679
Subordinated debentures and subordinated notes	228,018	227,764	262,761	262,766	262,774
Securities sold under agreements to repurchase	4,996	4,069	2,455	1,811	2,777
Total liabilities	9,005,684	8,442,170	8,288,140	8,076,618	8,003,702
Commitments and contingencies
Stockholders’ equity:
Common stock	605	560	559	558	557
Additional paid-in capital	1,297,161	1,142,758	1,137,889	1,134,603	1,131,324
Retained earnings	298,830	275,273	243,633	216,704	195,661
Accumulated other comprehensive income	18,982	64,070	69,661	77,189	62,413
Treasury stock	(167,582)	(167,582)	(167,582)	(156,147)	(156,147)
Total stockholders’ equity	1,447,996	1,315,079	1,284,160	1,272,907	1,233,808
Total liabilities and stockholders’ equity	$10,453,680	$9,757,249	$9,572,300	$9,349,525	$9,237,510

VERITEX HOLDINGS, INC. AND SUBSIDIARIES
Financial Highlights
(In thousands, except per share data)

	For the Quarter Ended
	Mar 31, 2022	Dec 31, 2021	Sep 30, 2021	Jun 30, 2021	Mar 31, 2021
Interest income:
Loans, including fees	$71,443	$74,174	$71,139	$67,814	$67,399
Debt securities	7,762	9,553	7,613	7,529	7,437
Deposits in financial institutions and Fed Funds sold	262	165	130	167	127
Equity securities and other investments	910	1,004	898	672	663
Total interest income	80,377	84,896	79,780	76,182	75,626
Interest expense:
Transaction and savings deposits	1,751	1,629	1,588	1,661	1,980
Certificates and other time deposits	1,380	1,661	1,934	2,423	3,061
Advances from FHLB	1,547	1,847	1,848	1,829	1,812
Subordinated debentures and subordinated notes	2,659	3,018	3,134	3,138	3,138
Total interest expense	7,337	8,155	8,504	9,051	9,991
Net interest income	73,040	76,741	71,276	67,131	65,635
(Benefit) provision for credit losses	(500)	(3,349)	—	—	—
Provision (benefit) for unfunded commitments	493	(1,040)	(448)	577	(570)
Net interest income after provisions	73,047	81,130	71,724	66,554	66,205
Noninterest income:
Service charges and fees on deposit accounts	4,710	4,782	4,484	3,847	3,629
Loan fees	2,794	2,697	1,746	1,823	1,341
Loss on sales of investment securities	—	—	(188)	—	—
Gain on sales of mortgage loans held for sale	307	293	407	385	507
Government guaranteed loan income, net	4,891	3,423	2,341	3,448	6,548
Equity method investment income	367	1,238	4,522	—	—
Other	2,028	3,717	2,315	2,953	2,147
Total noninterest income	15,097	16,150	15,627	12,456	14,172
Noninterest expense:
Salaries and employee benefits	27,513	25,401	22,964	23,451	22,932
Occupancy and equipment	4,517	4,398	4,536	4,233	4,096
Professional and regulatory fees	3,158	3,017	3,401	3,086	3,441
Data processing and software expense	2,921	2,597	2,494	2,536	2,319
Marketing	1,187	1,443	1,151	1,841	909
Amortization of intangibles	2,495	2,494	2,509	2,517	2,537
Telephone and communications	385	380	380	337	337
Merger and acquisition (“M&A”) expense	700	826	—	—	—
Other	3,696	4,521	3,886	3,716	3,026
Total noninterest expense	46,572	45,077	41,321	41,717	39,597
Income before income tax expense	41,572	52,203	46,030	37,293	40,780
Income tax expense	8,102	10,697	9,195	7,837	8,993
Net income	$33,470	$41,506	$36,835	$29,456	$31,787

Basic EPS	$0.66	$0.84	$0.75	$0.60	$0.64
Diluted EPS	$0.65	$0.82	$0.73	$0.59	$0.64
Weighted average basic shares outstanding	50,695	49,329	49,423	49,476	49,394
Weighted average diluted shares outstanding	51,571	50,441	50,306	50,331	49,998

VERITEX HOLDINGS, INC. AND SUBSIDIARIES
Financial Highlights
(Unaudited)

	For the Quarter Ended
	March 31, 2022			December 31, 2021			March 31, 2021
	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
	(In thousands, expect percentages)
Assets
Interest-earning assets:
Loans[1]	$6,872,943	$68,297	4.03%	$6,777,397	$70,334	4.12%	$5,897,815	$62,702	4.31%
LHI, MW	421,680	3,069	2.95	483,850	3,629	2.98	510,678	3,815	3.03
PPP loans	31,335	77	1.00	83,553	211	1.00	356,356	882	1.00
Debt securities	1,140,834	7,762	2.76	1,092,089	9,553	3.47	1,063,538	7,437	2.84
Interest-bearing deposits in other banks	554,864	262	0.19	417,266	165	0.16	341,483	127	0.15
Equity securities and other investments	190,002	910	1.94	191,031	1,004	2.09	87,178	663	3.08
Total interest-earning assets	9,211,658	80,377	3.54	9,045,186	84,896	3.72	8,257,048	75,626	3.71
ACL	(77,843)			(95,218)			(105,972)
Noninterest-earning assets	865,107			838,703			790,195
Total assets	$9,998,922			$9,788,671			$8,941,271

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing demand and savings deposits	$3,471,645	$1,751	0.20%	$3,357,958	$1,629	0.19%	$3,038,586	$1,980	0.26%
Certificates and other time deposits	1,501,852	1,380	0.37	1,615,066	1,661	0.41	1,509,836	3,061	0.82
Advances from FHLB	777,538	1,547	0.81	777,577	1,847	0.94	777,694	1,812	0.94
Subordinated debentures and subordinated notes	231,875	2,659	4.65	259,191	3,018	4.62	265,356	3,138	4.80
Total interest-bearing liabilities	5,982,910	7,337	0.50	6,009,792	8,155	0.54	5,591,472	9,991	0.72

Noninterest-bearing liabilities:
Noninterest-bearing deposits	2,591,504			2,413,443			2,069,233
Other liabilities	67,060			63,760			56,272
Total liabilities	8,641,474			8,486,995			7,716,977
Stockholders’ equity	1,357,448			1,301,676			1,224,294
Total liabilities and stockholders’ equity	$9,998,922			$9,788,671			$8,941,271

Net interest rate spread[2]			3.04%			3.18%			2.99%
Net interest income and margin[3]		73,040	3.22%		76,741	3.37%		65,635	3.22%

1 Includes average outstanding balances of loans held for sale of $12,769, $8,987 and $16,602 for the three months ended March 31, 2022, December 31, 2021, and March 31, 2021, respectively, and average balances of LHI, excluding MW and PPP loans.
2 Net interest rate spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities.
3 Net interest margin is equal to net interest income divided by average interest-earning assets.

VERITEX HOLDINGS, INC. AND SUBSIDIARIES
Financial Highlights

Yield Trend

	For the Quarter Ended
	Mar 31, 2022	Dec 31, 2021	Sep 30, 2021	Jun 30, 2021	Mar 31, 2021
Average yield on interest-earning assets:
Loans[1]	4.03%	4.12%	4.16%	4.16%	4.31%
LHI, MW	2.95	2.98	3.15	3.06	3.03
PPP loans	1.00	1.00	1.00	1.00	1.00
Debt securities	2.76	3.47	2.70	2.76	2.84
Interest-bearing deposits in other banks	0.19	0.16	0.15	0.12	0.15
Equity securities and other investments	1.94	2.09	2.13	3.08	3.08
Total interest-earning assets	3.54%	3.72%	3.64%	3.53%	3.71%

Average rate on interest-bearing liabilities:
Interest-bearing demand and savings deposits	0.20%	0.19%	0.20%	0.21%	0.26%
Certificates and other time deposits	0.37	0.41	0.50	0.64	0.82
Advances from FHLB	0.81	0.94	0.94	0.94	0.94
Subordinated debentures and subordinated notes	4.65	4.62	4.70	4.75	4.80
Total interest-bearing liabilities	0.50%	0.54%	0.59%	0.63%	0.72%

Net interest rate spread[2]	3.04%	3.18%	3.05%	2.90%	2.99%
Net interest margin[3]	3.22%	3.37%	3.26%	3.11%	3.22%
1Includes average outstanding balances of loans held for sale of $12,769, $8,987, $8,542, $14,364 and $16,602 for the three months ended March 31, 2022, December 31, 2021, September 30, 2021, June 30, 2021 and March 31, 2021, respectively, and average balances of LHI, excluding MW and PPP loans.
2 Net interest rate spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities.
3 Net interest margin is equal to net interest income divided by average interest-earning assets.

Supplemental Yield Trend

	For the Quarter Ended
	Mar 31, 2022	Dec 31, 2021	Sep 30, 2021	Jun 30, 2021	Mar 31, 2021
Average cost of interest-bearing deposits	0.26%	0.26%	0.30%	0.35%	0.45%
Average costs of total deposits, including noninterest-bearing	0.17	0.18	0.20	0.23	0.31

VERITEX HOLDINGS, INC. AND SUBSIDIARIES
Financial Highlights
(Unaudited)

LHI and Deposit Portfolio Composition

	Mar 31, 2022		Dec 31, 2021		Sep 30, 2021		Jun 30, 2021		Mar 31, 2021
	(In thousands, expect percentages)
LHI[1]
Commercial	$2,125,900	29.8%	$2,006,876	29.6%	$1,793,740	27.1%	$1,771,100	28.2%	$1,632,040	27.4%
Real Estate:
Owner occupied commercial (“OOCRE”)	633,615	8.9	665,537	9.8	711,476	10.7	744,899	11.9	733,310	12.3
Non-owner occupied commercial (“NOOCRE”)	2,145,826	30.0	2,120,309	31.3	2,194,438	33.1	1,986,538	31.6	1,970,945	33.0
Construction and land	1,297,338	18.2	1,062,144	15.7	936,174	14.1	871,765	13.9	723,444	12.1
Farmland	48,095	0.7	55,827	0.8	73,550	1.1	13,661	0.2	14,751	0.2
1-4 family residential	604,408	8.5	542,566	8.0	543,518	8.2	513,635	8.2	492,609	8.3
Multi-family residential	272,250	3.8	310,241	4.6	356,885	5.4	367,445	5.9	386,844	6.5
Consumer	9,533	0.1	11,998	0.2	14,266	0.3	10,530	0.1	12,431	0.2
Total LHI	$7,136,965	100%	$6,775,498	100%	$6,624,047	100%	$6,279,573	100%	$5,966,374	100%

MW	542,877		565,645		615,045		559,939		599,001
PPP loans	18,512		53,369		135,842		291,401		407,353

Total LHI[1]	$7,698,354		$7,394,512		$7,374,934		$7,130,913		$6,972,728

Deposits
Noninterest-bearing	$2,765,895	35.1%	$2,510,723	34.1%	$2,302,925	32.1%	$2,388,068	34.1%	$2,171,719	31.6%
Interest-bearing transaction	599,580	7.6	579,408	7.9	514,537	7.2	451,307	6.5	463,343	6.7
Money market	2,958,790	37.5	2,568,843	34.9	2,585,926	36.0	2,539,061	36.4	2,602,903	37.7
Savings	129,922	1.6	128,061	1.7	127,843	1.8	122,606	1.8	123,447	1.8
Certificates and other time deposits	1,435,409	18.2	1,576,580	21.4	1,647,521	22.9	1,477,860	21.2	1,543,158	22.2
Total deposits	$7,889,596	100%	$7,363,615	100%	$7,178,752	100%	$6,978,902	100%	$6,904,570	100%

Loan to Deposit Ratio	97.6%		100.4%		102.7%		102.2%		101.0%
Loan to Deposit Ratio, excluding MW and PPP loans	90.5%		92.0%		92.3%		90.0%		86.4%

1 Total LHI does not include deferred fees of $11.5 million, $9.5 million, and $8.1 million at March 31, 2022, December 31, 2021 and September 30, 2021, respectively, deferred costs of $7.5 million and $2.9 million at June 30, 2021 and March 31, 2021, respectively.

VERITEX HOLDINGS, INC. AND SUBSIDIARIES
Financial Highlights
(Unaudited)
Asset Quality

	For the Quarter Ended
	Mar 31, 2022	Dec 31, 2021	Sep 30, 2021	Jun 30, 2021	Mar 31, 2021
	(In thousands)
NPAs:
Nonaccrual loans	$46,680	$49,687	$72,317	$76,994	$73,594
Accruing loans 90 or more days past due[1]	264	441	1,711	462	9,093
Total nonperforming loans held for investment (“NPLs”)	46,944	50,128	74,028	77,456	82,687
OREO	1,062	—	—	2,467	2,337
Total NPAs	$48,006	$50,128	$74,028	$79,923	$85,024

Charge-offs:
1-4 family residential	$—	$—	$(64)	$(300)	$(15)
OOCRE	(1,341)	(898)	(813)	(689)	—
NOOCRE	(553)	(7,936)	—	—	—
Commercial	(3,294)	(4,114)	(5,508)	(5,608)	(346)
Consumer	(134)	(44)	(17)	(20)	(18)
Total charge-offs	(5,322)	(12,992)	(6,402)	(6,617)	(379)

Recoveries:
1-4 family residential	—	6	26	29	3
OOCRE	—	—	—	500	—
NOOCRE	400	—	—	—	—
Commercial	144	61	596	659	226
Consumer	9	257	8	36	2
Total recoveries	553	324	630	1,224	231

Net charge-offs	$(4,769)	$(12,668)	$(5,772)	$(5,393)	$(148)

ACL	$72,485	$77,754	$93,771	$99,543	$104,936

Asset Quality Ratios:
NPAs to total assets	0.46%	0.51%	0.77%	0.85%	0.92%
NPLs to total LHI, excluding MW and PPP loans	0.66	0.74	1.12	1.23	1.39
ACL to total LHI, excluding MW and PPP loans	1.02	1.15	1.42	1.59	1.76
Net charge-offs to average loans outstanding	0.07	0.19	0.09	0.09	—
1 Accruing loans greater than 90 days past due exclude purchase credit deteriorated loans greater than 90 days past due that are accounted for on a pooled basis.

VERITEX HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

We identify certain financial measures discussed in this earnings release as being “non-GAAP financial measures.” In accordance with SEC rules, we classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles as in effect from time to time in the United States (“GAAP”), in our statements of income, balance sheets or statements of cash flows. Non-GAAP financial measures do not include operating and other statistical measures or ratios calculated using exclusively either one or both of (i) financial measures calculated in accordance with GAAP and (ii) operating measures or other measures that are not non-GAAP financial measures.

The non-GAAP financial measures that we present in this earnings release should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which we calculate the non-GAAP financial measures that we present in this earnings release may differ from that of other companies reporting measures with similar names. You should understand how such other financial institutions calculate their financial measures that appear to be similar or have similar names to the non-GAAP financial measures we have discussed in this earnings release when comparing such non-GAAP financial measures.

Tangible Book Value Per Common Share. Tangible book value is a non-GAAP measure generally used by financial analysts and investment bankers to evaluate financial institutions. We calculate: (a) tangible common equity as total stockholders’ equity less goodwill and core deposit intangibles, net of accumulated amortization; and (b) tangible book value per common share as tangible common equity (as described in clause (a)) divided by number of common shares outstanding. For tangible book value per common share, the most directly comparable financial measure calculated in accordance with GAAP is book value per common share.

We believe that this measure is important to many investors in the marketplace who are interested in changes from period to period in book value per common share exclusive of changes in core deposit intangibles. Goodwill and other intangible assets have the effect of increasing total book value while not increasing our tangible book value.

The following table reconciles, as of the dates set forth below, total stockholders’ equity to tangible common equity and presents our tangible book value per common share compared with our book value per common share:

	As of
	Mar 31, 2022	Dec 31, 2021	Sep 30, 2021	Jun 30, 2021	Mar 31, 2021
	(Dollars in thousands, except per share data)
Tangible Common Equity
Total stockholders' equity	$1,447,996	$1,315,079	$1,284,160	$1,272,907	$1,233,808
Adjustments:
Goodwill	(404,452)	(403,771)	(370,840)	(370,840)	(370,840)
Core deposit intangibles	(45,560)	(47,998)	(50,436)	(52,873)	(55,311)
Tangible common equity	$997,984	$863,310	$862,884	$849,194	$807,657
Common shares outstanding	53,907	49,372	49,229	49,498	49,433

Book value per common share	$26.86	$26.64	$26.09	$25.72	$24.96
Tangible book value per common share	$18.51	$17.49	$17.53	$17.16	$16.34

VERITEX HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

Tangible Common Equity to Tangible Assets. Tangible common equity to tangible assets is a non-GAAP measure generally used by financial analysts and investment bankers to evaluate financial institutions. We calculate: (a) tangible common equity as total stockholders’ equity, less goodwill and core deposit intangibles, net of accumulated amortization; (b) tangible assets as total assets less goodwill and core deposit intangibles, net of accumulated amortization; and (c) tangible common equity to tangible assets as tangible common equity (as described in clause (a)) divided by tangible assets (as described in clause (b)). For tangible common equity to tangible assets, the most directly comparable financial measure calculated in accordance with GAAP is total stockholders’ equity to total assets.

We believe that this measure is important to many investors in the marketplace who are interested in the relative changes from period to period in common equity and total assets, in each case, exclusive of changes in core deposit intangibles. Goodwill and other intangible assets have the effect of increasing both total stockholders’ equity and assets while not increasing our tangible common equity or tangible assets.

The following table reconciles, as of the dates set forth below, total stockholders’ equity to tangible common equity and total assets to tangible assets and presents our tangible common equity to tangible assets:

	As of
	Mar 31, 2022	Dec 31, 2021	Sep 30, 2021	Jun 30, 2021	Mar 31, 2021
	(Dollars in thousands)
Tangible Common Equity
Total stockholders' equity	$1,447,996	$1,315,079	$1,284,160	$1,272,907	$1,233,808
Adjustments:
Goodwill	(404,452)	(403,771)	(370,840)	(370,840)	(370,840)
Core deposit intangibles	(45,560)	(47,998)	(50,436)	(52,873)	(55,311)
Tangible common equity	$997,984	$863,310	$862,884	$849,194	$807,657
Tangible Assets
Total assets	$10,453,680	$9,757,249	$9,572,300	$9,349,525	$9,237,510
Adjustments:
Goodwill	(404,452)	(403,771)	(370,840)	(370,840)	(370,840)
Core deposit intangibles	(45,560)	(47,998)	(50,436)	(52,873)	(55,311)
Tangible Assets	$10,003,668	$9,305,480	$9,151,024	$8,925,812	$8,811,359
Tangible Common Equity to Tangible Assets	9.98%	9.28%	9.43%	9.51%	9.17%

VERITEX HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

Return on Average Tangible Common Equity. Return on average tangible common equity is a non-GAAP measure generally used by financial analysts and investment bankers to evaluate financial institutions. We calculate: (a) net income available for common stockholders adjusted for amortization of core deposit intangibles (which we refer to as “return”) as net income, plus amortization of core deposit intangibles, less tax benefit at the statutory rate; (b) average tangible common equity as total average stockholders’ equity less average goodwill and average core deposit intangibles, net of accumulated amortization; and (c) return (as described in clause (a)) divided by average tangible common equity (as described in clause (b)). For return on average tangible common equity, the most directly comparable financial measure calculated in accordance with GAAP is return on average equity.

We believe that this measure is important to many investors in the marketplace who are interested in the return on common equity, exclusive of the impact of core deposit intangibles. Goodwill and core deposit intangibles have the effect of increasing total stockholders’ equity while not increasing our tangible common equity. This measure is particularly relevant to acquisitive institutions that may have higher balances in goodwill and core deposit intangibles than non-acquisitive institutions.

The following table reconciles, as of the dates set forth below, average tangible common equity to average common equity and net income available for common stockholders adjusted for amortization of core deposit intangibles, net of taxes to net income and presents our return on average tangible common equity:

	For the Quarter Ended
	Mar 31, 2022	Dec 31, 2021	Sep 30, 2021	Jun 30, 2021	Mar 31, 2021
	(Dollars in thousands)
Net income available for common stockholders adjusted for amortization of core deposit intangibles
Net income	$33,470	$41,506	$36,835	$29,456	$31,787
Adjustments:
Plus: Amortization of core deposit intangibles	2,438	2,438	2,438	2,438	2,447
Less: Tax benefit at the statutory rate	512	512	512	512	514
Net income available for common stockholders adjusted for amortization of core deposit intangibles	$35,396	$43,432	$38,761	$31,382	$33,720

Average Tangible Common Equity
Total average stockholders' equity	$1,357,448	$1,301,676	$1,290,528	$1,254,371	$1,224,294
Adjustments:
Average goodwill	(404,014)	(393,220)	(370,840)	(370,840)	(370,840)
Average core deposit intangibles	(47,158)	(49,596)	(52,043)	(54,471)	(56,913)
Average tangible common equity	$906,276	$858,860	$867,645	$829,060	$796,541
Return on Average Tangible Common Equity (Annualized)	15.84%	20.06%	17.72%	15.18%	17.17%

VERITEX HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

Operating Earnings, Pre-tax, Pre-provision Operating Earnings and performance metrics calculated using Operating Earnings and Pre-tax, Pre-provision Operating Earnings, including Diluted Operating Earnings per Share, Operating Return on Average Assets, Pre-tax, Pre-Provision Operating Return on Average Assets, Operating Return on Average Tangible Common Equity and Operating Efficiency Ratio. Operating earnings, pre-tax, pre-provision operating earnings and the performance metrics calculated using these metrics, listed below, are non-GAAP measures used by management to evaluate the Company’s financial performance. We calculate (a) operating earnings as net income plus severance payments, plus loss on sale of securities, net, less Thrive PPP loan forgiveness income, plus M&A expenses, less tax impact of adjustments, plus nonrecurring tax adjustments. We calculate (b) diluted operating earnings per share as operating earnings as described in clause (a) divided by weighted average diluted shares outstanding. We calculate (c) pre-tax, pre-provision operating earnings as operating earnings as described in clause (a) plus provision for income taxes, plus benefit (provision) for credit losses and unfunded commitments. We calculate (d) pre-tax, pre-provision operating return on average assets as pre-tax, pre-provision operating earnings as described in clause (a) divided by total average assets. We calculate (e) operating return on average assets as operating earnings as described in clause (a) divided by total average assets. We calculate (f) operating return on average tangible common equity as operating earnings as described in clause (a), adjusted for the amortization of intangibles and tax benefit at the statutory rate, divided by total average tangible common equity (average stockholders’ equity less average goodwill and average core deposit intangibles, net of accumulated amortization). We calculate (g) operating efficiency ratio as non interest expense plus adjustments to operating non interest expense divided by non interest income plus adjustments to operating non interest income, plus net interest income.

We believe that these measures and the operating metrics calculated utilizing these measures are important to management and many investors in the marketplace who are interested in understanding the ongoing operating performance of the Company and provide meaningful comparisons to its peers.

The following tables reconcile, as of the dates set forth below, operating net income and pre-tax, pre-provision operating earnings and related metrics:

	For the Three Months Ended
	Mar 31, 2022	Dec 31, 2021	Sep 30, 2021	Jun 30, 2021	Mar 31, 2021
	(Dollars in thousands)
Operating Earnings
Net income	$33,470	$41,506	$36,835	$29,456	$31,787
Plus: Severance payments[1]	—	—	—	627	—
Plus: Loss on sale of securities available for sale, net	—	—	188	—	—
Less: Thrive PPP loan forgiveness income[2]	—	—	1,912	—	—
Plus: M&A expenses	700	826	—	—	—
Operating pre-tax income	34,170	42,332	35,111	30,083	31,787
Less: Tax impact of adjustments	156	(78)	39	131	—
Plus: Nonrecurring tax adjustments[3]	—	—	—	—	426
Operating earnings	$34,014	$42,410	$35,072	$29,952	$32,213

Weighted average diluted shares outstanding	51,571	50,441	50,306	50,331	49,998
Diluted EPS	$0.65	$0.82	$0.73	$0.59	$0.64
Diluted operating EPS	$0.66	$0.84	$0.70	$0.60	$0.64
1 Severance payments relate to branch restructurings made during the three months ended June 30, 2021.
2 During the third quarter of 2021, Thrive’s PPP loan with another bank was 100% forgiven by the Small Business Administration. As a result of our 49% investment in Thrive, the $1.9 million represents our portion of the PPP loan forgiveness. PPP fee income is not taxable and as such has no tax impact.
3 A nonrecurring tax adjustment of $426 thousand recorded in the first quarter of 2021 was due to a true-up of a deferred tax liability.

	For the Quarter Ended
	Mar 31, 2022	Dec 31, 2021		Sep 30, 2021	Jun 30, 2021	Mar 31, 2021
	(Dollars in thousands)
Pre-Tax, Pre-Provision Operating Earnings
Net income	$33,470	$41,506		$36,835	$29,456	$31,787
Plus: Provision for income taxes	8,102	10,697		9,195	7,837	8,993
Plus: (Benefit) provision for credit losses and unfunded commitments	(7)	(4,389)		(448)	577	(570)
Plus: Severance payments	—	—		—	627	—
Plus: Loss on sale of securities, net	—	—		188	—	—
Less: Thrive PPP loan forgiveness income	—	—		1,912	—	—
Plus: M&A expenses	700	826		—	—	—
Pre-tax, pre-provision operating earnings	$42,265	$48,640		$43,858	$38,497	$40,210

Average total assets	$9,998,922	$9,788,671		$9,385,470	$9,321,279	$8,941,271
Pre-tax, pre-provision operating return on average assets[1]	1.71%	1.97%		1.85%	1.66%	1.82%

Average total assets	$9,998,922	$9,788,671		$9,385,470	$9,321,279	$8,941,271
Return on average assets[1]	1.36%	1.68%		1.56%	1.27%	1.44%
Operating return on average assets[1]	1.38	1.72		1.48	1.29	1.46

Operating earnings adjusted for amortization of core deposit intangibles
Operating earnings	$34,014	$42,410		$35,072	$29,952	$32,213
Adjustments:
Plus: Amortization of core deposit intangibles	2,438	2,438		2,438	2,438	2,447
Less: Tax benefit at the statutory rate	512	512		512	512	514
Operating earnings adjusted for amortization of core deposit intangibles	$35,940	$44,336		$36,998	$31,878	$34,146

Average Tangible Common Equity
Total average stockholders' equity	$1,357,448	$1,301,676		$1,290,528	$1,254,371	$1,224,294
Adjustments:
Less: Average goodwill	(404,014)	(393,220)		(370,840)	(370,840)	(370,840)
Less: Average core deposit intangibles	(47,158)	(49,596)		(52,043)	(54,471)	(56,913)
Average tangible common equity	$906,276	$858,860		$867,645	$829,060	$796,541
Operating return on average tangible common equity[1]	16.08%	20.48%		16.92%	15.42%	17.39%

Efficiency ratio	52.84%	48.53%		47.55%	52.42%	49.62%
Operating efficiency ratio
Net interest income	$73,040	$76,741		$71,276	$67,131	$65,635
Noninterest income	15,097	16,150		15,627	12,456	14,172
Plus: Loss on sale of securities, net	—	—		188	—	—
Less: Thrive PPP loan forgiveness income	—	—		1,912	—	—
Operating noninterest income	15,097	16,150	0	13,903	12,456	14,172
Noninterest expense	46,572	45,077		41,321	41,717	39,597
Less: Severance payments	—	—		—	627	—
Less: M&A expenses	700	826		—	—	—
Operating noninterest expense	$45,872	$44,251		$41,321	$41,090	$39,597
Operating efficiency ratio	52.05%	47.64%		48.51%	51.63%	49.62%
1 Annualized ratio for quarterly metrics..